ENTERTAINMENT PROPERTIES TRUST REPORTS
THIRD QUARTER RESULTS

Company Announces Name Change to EPR Properties as Part of Strategic Evolution

Kansas City, MO, October 30, 2012 -- Entertainment Properties Trust (NYSE:EPR) today announced operating results for the third quarter and nine months ended September 30, 2012.

Total revenue was $82.8 million for the third quarter of 2012, representing a 9% increase from $76.0 million for the same quarter in 2011. Net income available to common shareholders was $28.1 million, or $0.60 per diluted common share, for the third quarter of 2012 compared to $25.7 million, or $0.55 per diluted common share, for the same quarter in 2011. Funds From Operations (FFO) for the third quarter of 2012 was $44.4 million, or $0.94 per diluted common share, compared to $37.6 million, or $0.80 per diluted common share, for the same period in 2011. FFO as adjusted for the third quarter of 2012 was $45.1 million, or $0.96 per diluted common share, compared to $40.5 million, or $0.86 per diluted common share, for the same period in 2011, an increase of 12% per share.

Total revenue was $239.6 million for the nine months ended September 30, 2012, representing a 7% increase from $224.0 million for the same period in 2011. Net income available to common shareholders was $74.3 million, or $1.58 per diluted common share, for the nine months ended September 30, 2012 compared to $52.4 million, or $1.12 per diluted common share, for the same period in 2011. Funds From Operations (FFO) for the nine months ended September 30, 2012 was $127.8 million, or $2.72 per diluted common share, compared to $107.7 million, or $2.30 per diluted common share, for the same period in 2011. FFO as adjusted for the nine months ended September 30, 2012 was $128.7 million, or $2.74 per diluted common share, compared to $118.4 million, or $2.52 per diluted common share, for the same period in 2011, an increase of 9% per share.

David Brain, President and CEO, commented, “The continuing strength of our operations and lower cost of capital allowed us to realize 12% growth in FFO as adjusted per share in the third quarter and once again increase our FFO guidance for the full year. We also continue to successfully build our pipeline for ongoing earnings growth as we enhanced our portfolio with attractive investments across each of our target categories.”

“Additionally, I am also pleased to announce that effective November 12, we will be updating our name to EPR Properties to reflect the Company's ongoing strategic evolution,” Mr. Brain continued. “While our entertainment segment continues to be our largest and drives solid returns, we have also created a high quality portfolio of education and recreation properties. We will continue to seek properties in select categories that require unique industry knowledge, while offering the potential for stable and attractive returns, and this name change reflects the alignment of our brand to our proven strategy.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended September 30,
	2012		2011
	Amount	FFO/share	Amount	FFO/share

FFO	$44,394	$0.94	$37,611	$0.80
Transaction costs	184	0.01	148	—
Costs associated with loan refinancing	477	0.01	—	—
Preferred share redemption costs	—	—	2,769	0.06
FFO as adjusted	$45,055	$0.96	$40,528	$0.86

Dividends declared per common share		$0.75		$0.70
FFO as adjusted payout ratio		78%		81%

	Nine Months Ended September 30,
	2012		2011
	Amount	FFO/share	Amount	FFO/share

FFO	$127,802	$2.72	$107,697	$2.30
Costs associated with loan refinancing or payoff	477	0.01	6,388	0.13
Transaction costs	373	0.01	1,497	0.03
Preferred share redemption costs	—	—	2,769	0.06
FFO as adjusted	$128,652	$2.74	$118,351	$2.52

Dividends declared per common share		$2.25		$2.10
FFO payout ratio, as adjusted		82%		83%

Portfolio Update

As of September 30, 2012, the Company's real estate portfolio consisted of 113 megaplex theatres (including two joint venture properties) totaling approximately 8.9 million square feet, and restaurant, retail and other destination recreation and specialty properties totaling 4.9 million square feet. The Company also owned 38 public charter schools, five vineyards totaling approximately 529 plantable acres and eight wineries totaling approximately 640,000 square feet. In addition, the Company had six entertainment properties (including four megaplex theatres), one education property and one recreation property under construction at September 30, 2012. At September 30, 2012, the Company's overall real estate portfolio was 98% leased.

As of September 30, 2012, the Company's real estate mortgage loan portfolio had a carrying value of $411.8 million and included financing provided for entertainment, education and recreation properties, including ten metropolitan ski areas covering approximately 6,100 acres in six states. Additionally, the Company had $191.4 million in land held for development.

Investment Update

The Company's investment spending in the third quarter of 2012 totaled $54.3 million and included investments in each of its three primary operating segments.

Entertainment investment spending of $14.6 million related primarily to investments in build-to-suit construction of 11 megaplex theatres and 9 other entertainment properties that are subject to long-term triple net leases or mortgages.

Education investment spending of $27.5 million related primarily to investments in build-to-suit construction of 12 public charter schools that are subject to long-term triple net leases or mortgages. On August 15, 2012, the Company also completed a sale of a public charter school property for $4.5 million that was leased to Imagine. There was no gain or loss on this sale.

Recreation investment spending of $9.6 million related primarily to build-to-suit construction of a golf-entertainment complex which is subject to a long-term triple net lease.

Subsequent to the end of the quarter, the Company closed on $22.0 million of financing related to an existing live-performance anchored entertainment retail center in Charlotte, North Carolina known as the North Carolina Music Factory. The 183,000 square foot project is anchored by two live performance venues leased to Live Nation, and includes additional dining and entertainment tenants.

Investment spending to date of $224.3 million combined with the outlook for spending over the remainder of the year puts the Company well on track toward delivering its expected total 2012 investment spending of $275.0 million to $300.0 million.

Progress on Vineyard and Winery Sales

The Company continues to make progress toward selling its remaining vineyard and winery investments. During September and October of 2012, the Company entered into non-binding agreements with two separate buyers to sell the remaining assets at one of its unleased vineyard and winery properties. As a result, the Company reduced the carrying value of this property to $20.8 million and recorded impairment charges of $3.1 million in the third quarter of 2012. It is expected that these sales will close during the fourth quarter of 2012.

Balance Sheet Update

The Company's balance sheet remains strong with a debt to gross assets ratio (defined as total long-term debt to total assets plus accumulated depreciation) of 41% at September 30, 2012. Combined unrestricted cash and credit line capacity at September 30, 2012 was approximately $425.0 million. In addition, as discussed below, the Company continues to reduce its cost of capital.

As previously announced, on August 8, 2012, the Company issued $350.0 million of 5.75% senior unsecured notes due in 2022. The Company used the net proceeds from this issuance to prepay in full mortgage notes payable totaling approximately $167.6 million with a weighted average interest rate of 6.25%, and to repay the then outstanding principal balance under our unsecured revolving credit facility. In conjunction with these prepayments, the Company expensed the remaining $0.5 million of unamortized fees related to these loans.

On October 12, 2012, the Company issued 5.0 million shares of 6.625% Series F cumulative redeemable preferred shares resulting in net proceeds of approximately $120.7 million, after the underwriting discount and expenses. The Company may not redeem the Series F preferred shares before October 12, 2017, except in limited circumstances to preserve the Company's REIT status or in connection with a change of control. In conjunction with this offering, the Company issued a notice of redemption to the registered holders of all 4.6 million outstanding shares of its 7.375% Series D cumulative redeemable preferred shares announcing its intent to redeem such shares on November 5, 2012 at $25 par plus accrued dividends for a total of approximately $115.8 million. As a result of this redemption, the Company expects to recognize a charge of $3.9 million in the fourth quarter of 2012 representing the original issuance costs of the Series D preferred shares and other redemption related expenses.

Dividend Information

On September 14, 2012, the Company declared a regular quarterly cash dividend of $0.75 per common share, which was paid on October 15, 2012 to common shareholders of record on September 30, 2012. This dividend represents an annualized dividend of $3.00 per common share, an increase of 7% over the prior year. The Company also declared and paid second quarter cash dividends of $0.3594 per share on its 5.75% Series C cumulative convertible preferred shares, $0.4609 per share on its 7.375% Series D cumulative redeemable preferred shares and $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares.

Guidance Update

The Company is increasing its guidance for FFO as adjusted per share to $3.64 to $3.69 from $3.57 to $3.67. In addition, the Company now expects 2012 investment spending to total $275 million to $300 million.

The Company is introducing its 2013 guidance for FFO per diluted share of $3.77 to $3.92. The Company is also introducing 2013 investment spending guidance of $275 million to $325 million, approximately one-third of which is expected to relate to carry-over spending on theatre and public charter school build-to-suit projects initiated in 2012.

Quarterly Supplemental

The Company's supplemental information package for the third quarter and nine months ended September 30, 2012 is available on the Company's website at www.eprkc.com.

ENTERTAINMENT PROPERTIES TRUST
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Rental revenue	$61,049	$56,849	$178,543	$168,255
Tenant reimbursements	4,608	4,419	13,794	13,596
Other income	203	165	336	320
Mortgage and other financing income	16,976	14,541	46,952	41,803
Total revenue	82,836	75,974	239,625	223,974
Property operating expense	5,939	5,955	17,358	18,724
Other expense	526	597	1,442	1,754
General and administrative expense	5,486	4,555	17,774	15,127
Costs associated with loan refinancing or payoff	477	—	477	5,339
Interest expense, net	19,994	17,911	56,594	53,943
Transaction costs	184	145	373	1,494
Impairment charges	3,086	—	11,281	24,298
Depreciation and amortization	13,276	11,861	38,349	35,316
Income before equity in income from joint ventures and discontinued operations	33,868	34,950	95,977	67,979
Equity in income from joint ventures	342	676	666	2,231
Income from continuing operations	$34,210	$35,626	$96,643	$70,210
Discontinued operations:
Income (loss) from discontinued operations	(35)	(79)	(332)	538
Impairment charges	—	—	(4,648)	(11,758)
Gain on sale or acquisition of real estate	—	16	720	18,309
Net income	34,175	35,563	92,383	77,299
Add: Net income attributable to noncontrolling interests	(24)	(11)	(61)	(13)
Net income attributable to Entertainment Properties Trust	34,151	35,552	92,322	77,286
Preferred dividend requirements	(6,002)	(7,034)	(18,005)	(22,138)
Series B preferred share redemption costs	—	(2,769)	—	(2,769)
Net income available to common shareholders of Entertainment Properties Trust	$28,149	$25,749	$74,317	$52,379
Per share data attributable to Entertainment Properties Trust common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.60	$0.55	$1.68	$0.97
Income (loss) from discontinued operations	—	—	(0.09)	0.15
Net income available to common shareholders	$0.60	$0.55	$1.59	$1.12
Diluted earnings per share data:
Income from continuing operations	$0.60	$0.55	$1.67	$0.97
Income (loss) from discontinued operations	—	—	(0.09)	0.15
Net income available to common shareholders	$0.60	$0.55	$1.58	$1.12
Shares used for computation (in thousands):
Basic	46,840	46,680	46,781	46,611
Diluted	47,090	46,918	47,035	46,874

ENTERTAINMENT PROPERTIES TRUST
Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations (FFO) (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income available to common shareholders of Entertainment Properties Trust	$28,149	$25,749	$74,317	$52,379
Gain on sale or acquisition of real estate	—	(16)	(720)	(18,309)
Real estate depreciation and amortization	13,013	11,765	37,844	37,237
Allocated share of joint venture depreciation	146	113	432	334
Impairment charges	3,086	—	15,929	36,056
FFO available to common shareholders of Entertainment Properties Trust	$44,394	$37,611	$127,802	$107,697
FFO per common share attributable to Entertainment Properties Trust:
Basic	$0.95	$0.81	$2.73	$2.31
Diluted	0.94	0.80	2.72	2.30
Shares used for computation (in thousands):
Basic	46,840	46,680	46,781	46,611
Diluted	47,090	46,918	47,035	46,874
Other financial information:
Straight-lined rental revenue	$2,042	$92	$3,705	$668
Dividends per common share	$0.75	$0.70	$2.25	$2.10

(A)
The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, we calculate FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales or acquisitions of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. We have calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus charges for loan losses, costs (gain) associated with loan refinancing or payoff, net, preferred share redemption costs and transaction costs, less gain on acquisitions. FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP.

The additional 1.9 million common shares that would result from the conversion of the Company's 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of the Company's 9.00% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share and FFO per share for the three and nine months ended September 30, 2012 because the effect is anti-dilutive.

ENTERTAINMENT PROPERTIES TRUST
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	September 30, 2012	December 31, 2011
Assets	(unaudited)
Rental properties, net of accumulated depreciation of $369,854 and $335,116 at September 30, 2012 and December 31, 2011, respectively	$1,892,190	$1,819,176
Rental properties held for sale, net	3,895	4,696
Land held for development	191,442	184,457
Property under development	30,486	22,761
Mortgage notes and related accrued interest receivable, net	411,755	325,097
Investment in a direct financing lease, net	232,855	233,619
Investment in joint ventures	11,399	25,053
Cash and cash equivalents	25,007	14,625
Restricted cash	26,138	19,312
Intangible assets, net	3,667	4,485
Deferred financing costs, net	20,674	18,527
Accounts receivable, net	35,704	35,005
Notes and related accrued interest receivable, net	4,947	5,015
Other assets	25,213	22,167
Total assets	$2,915,372	$2,733,995
Liabilities and Equity
Accounts payable and accrued liabilities	$54,086	$36,036
Dividends payable	41,133	38,711
Unearned rents and interest	14,181	6,850
Long-term debt	1,339,118	1,154,295
Total liabilities	1,448,518	1,235,892
Entertainment Properties Trust shareholders’ equity	1,466,524	1,470,049
Noncontrolling interests	330	28,054
Equity	1,466,854	1,498,103
Total liabilities and equity	$2,915,372	$2,733,995

About Entertainment Properties Trust
Entertainment Properties Trust is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $3.1 billion and our primary investment segments are Entertainment, Education and Recreation. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com or from Brian Moriarty at 888-EPR-REIT.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “expects,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.